Attachment 77D to Advisers Management Trust N-SAR
	12/31/2000

File Number:	811-4225
CIK Number:	0000736913

Certain non-fundamental investment limitations and policies were added or modified for the series indicated below.

Exhibit 77Q1:

A.	The following non-fundamental investment limitations were revised with respect to the series of the Registrant indicated in parentheses (new text is underlined).

1.	Investment of Assets.   (AMT Socially Responsive
Investments). The portfolio normally invests at least 80% of its total assets in accordance with its social policy.
When a stock no longer meets the portfolio's investment criteria, the managers will consider selling it.

B.	The following non-fundamental investment policies were adopted with respect to the series of the Registrant indicated in parentheses.

1.	Investments in Other Investment Companies.  (AMT Liquid
Asset Investments). The Liquid Asset Portfolio may invest in shares of other money market funds.

2.	Options.  (AMT Guardian Investments).  Guardian Portfolio
may write (sell) covered call options and may write (sell) and purchase put options.





A:.AMT_NSAR_77D.DOC 2/27/01 3:42 PM